Exhibit 10.1
Execution Copy
ASSET PURCHASE AGREEMENT AND
PLAN OF REORGANIZATION
BY AND BETWEEN
ORTHOLOGIC CORP.
AND
AzERx, Inc.
February 23, 2006

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9.14	Severability	41
9.15	Expenses	41
9.16	Construction	41
9.17	Incorporation of Exhibits and Schedules	42
9.18	Specific Performance	42
9.19	Bulk Transfer Laws	42
EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Certain Excluded Assets
Exhibit C	Certain Assumed Liabilities
Exhibit D	Lockup Agreement
Exhibit E	Tangible Assets
Exhibit F	Assumed Contracts
Exhibit G	Registration Rights Agreement
Exhibit H	Financial Statements
Exhibit I	Consulting Agreement and Intellectual Property, Confidentiality and Non-Disclosure Agreement (Brophy)
Exhibit J	Consulting Agreement and Intellectual Property, Confidentiality and Non-Disclosure Agreement (Panitch)
Exhibit K	Consulting Agreement and Intellectual Property, Confidentiality and Non-Disclosure Agreement (Furnish)
Exhibit L	Confidentiality and Noncompetition Agreement
Exhibit M	Form of AzERx Opinion
Exhibit N	Form of OrthoLogic Opinion

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION
     THIS ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION is entered into as of the 23rd day of February, 2006, by and between OrthoLogic Corp., a Delaware corporation (“OrthoLogic”), and AzERx, Inc., a Delaware corporation (“AzERx”). OrthoLogic and AzERx are referred to collectively herein as the “Parties” and individually as “Party.”
RECITALS
     WHEREAS, AzERx is a biopharmaceutical company engaged in the development of peptide drugs for disorders involving smooth muscle tone and fibrosis (the “Business”);
     WHEREAS, AzERx desires to sell to OrthoLogic, and OrthoLogic desires to purchase from AzERx, substantially all of the assets and properties of AzERx, and in connection therewith, OrthoLogic is willing to assume certain specified liabilities of AzERx relating thereto, all upon the terms and subject to the conditions and provisions set forth herein; and
     WHEREAS, for United States federal income tax purposes, it is intended that the purchase contemplated by this Agreement will qualify as a reorganization under the provisions of Section 368(a)(1)(C) of the Code (as defined below), and that this Agreement constitutes a plan of reorganization within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code (the “Treasury Regulations”).
AGREEMENT
     NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.
ARTICLE I
DEFINITIONS
     1.1 Definitions.
     “AAA” has the meaning set forth in Section 7.5(c).
     “Accredited Investor” has the meaning set forth in Rule 501 of Regulation D, promulgated under the Securities Act.
     “Acquired Assets” has the meaning set forth in Section 2.1.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     “Agreement” means this Asset Purchase Agreement and Plan of Reorganization, as amended or supplemented from time to time, together with all exhibits and schedules delivered pursuant hereto.
     “Assumed Contracts” has the meaning set forth in Section 2.1(e).
     “Assumed Liabilities” has the meaning set forth in Section 2.3(a).
     “AzERx” has the meaning set forth in the preface above.
     “AzERx’s Knowledge” means actual knowledge of Terry Winters, Colleen Brophy, Alyssa Panitch, Elizabeth Furnish, Ellen Shaver, Randolph Steer and Dennis Goldberg.
     “AzTE” has the meaning set forth in Section 2.1(c).
     “AzTE Agreement” has the meaning set forth in Section 2.1(c).
     “AzTE License” has the meaning set forth in Section 2.1(c).
     “AzTE Option Agreement” has the meaning set forth in Section 2.1(c).
     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.
     “Business” has the meaning set forth in the recitals above.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.
     “Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP and applied on a basis consistent with the preparation of the Financial Statements.
     “Closing” has the meaning set forth in Section 2.6.
     “Closing Date” has the meaning set forth in Section 2.6.
     “Closing Date Shares” has the meaning set forth in Section 2.4(b).
     “Closing Date Stock Price” shall mean the average closing sale price of OrthoLogic’s common stock as reported by the Nasdaq National Market for the 15 trading days immediately preceding the Closing Date.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consent Action” shall have the meaning set forth in Section 5.8.
     “DEA” means the United States Drug Enforcement Administration.

     “Debt” with respect to a Person means all liabilities or obligations of such Person, whether primary or secondary or absolute or contingent: (a) for borrowed money; (b) that are evidenced by notes, bonds, debentures or similar instruments; or (c) relating to the guaranty, creation or assumption of any liability or obligation of any other Person.
     “Disclosure Schedule” has the meaning set forth in ARTICLE III.
     “Dispute” has the meaning set forth in Section 7.5.
     “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.
     “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
     “Environmental, Health and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” means Wells Fargo Bank, N.A., a national banking association.
     “Escrow Agreement” means the agreement between OrthoLogic, AzERx, Representative and the Escrow Agent in substantially the form of Exhibit A.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “FDA” means the United States Food and Drug Administration.
     “Financial Statements” has the meaning set forth in Section 3.7.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
     “HIPAA Privacy Rules” has the meaning set forth in Section 9.1.

     “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing, production and research processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all licenses through which any person holds rights to any technology or other intellectual property, and in the case of AzERx, including but not limited to the AzTE Agreement and the Washington University Agreement, (g) all other proprietary rights and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium).
     “Inventory” has the meaning set forth in Section 2.1(b).
     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by AzERx.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which AzERx holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of AzERx thereunder.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.
     “Lockup Agreement” shall mean a Lockup Agreement substantially in the form of Exhibit D attached hereto.
     “Lockup Stockholder” shall have the meaning set forth in Section 2.5(c).
     “Losses” has the meaning set forth in Section 7.1.
     “Material Adverse Change” with respect to a Party means any adverse event, condition, change, circumstance or effect that, individually or in the aggregate, is or is reasonably likely to materially adversely affect (i) the condition (financial or otherwise), properties, business, results of operations, assets (including intangible assets), or Liabilities of such Party, taken as a whole, or (ii) the ability of such Party to consummate the transactions contemplated hereby.

     “Most Recent Balance Sheet” means the audited balance sheet of AzERx dated as of December 31, 2005.
     “Most Recent Fiscal Month End” means the month ended prior to the date of this Agreement.
     “Most Recent Fiscal Year End” has the meaning set forth in Section 3.7.
     “Multiemployer Plan” has the meaning set forth in ERISA §4001(a)(3).
     “NDA” means a new drug application with the FDA.
     “Non-Compete Area” has the meaning set forth in Section 9.2(c).
     “Non-Compete Term” has the meaning set forth in Section 9.2(b).
     “Notes and Accounts Receivable” means all notes and accounts receivable of AzERx, including, without limitation, all amounts receivable from the stockholders of AzERx and amounts receivable through the Closing Date pursuant to agreements with respect to the Small Business Technology Transfer (STTR) Program.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of AzERx as a biopharmaceutical research company.
     “OrthoLogic” has the meaning set forth in the preface above.
     “OrthoLogic Common Stock” means OrthoLogic common stock, par value $.0005 per share.
     “OrthoLogic Reports” has the meaning set forth in Section 4.6(a).
     “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring and cable installations, utility installations, water distribution systems and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights) owned by AzERx.
     “Parties” has the meaning set forth in the preface above.
     “Party” has the meaning set forth in the preface above.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).
     “Phase 3 Trial” has the meaning set forth in Section 9.5.

     “PHI” has the meaning set forth in Section 9.1.
     “Purchase Price” has the meaning set forth in Section 2.4.
     “Registration Rights Agreement” has the meaning set forth in Section 2.5(b).
     “Replacement” has the meaning set forth in Section 7.5(e)(vii).
     “Representative” has the meaning set forth in Section 7.6.
     “Request” has the meaning set forth in Section 7.5(c).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanics’, materialmen’s, and similar liens or (b) liens for Taxes not yet due and payable.
     “Special Meeting” has the meaning set forth in Section 5.8.
     “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Treasury Regulations” has the meaning set forth in the recitals above.
     “Washington University Agreement” has the meaning set forth in Section 2.1(d).

ARTICLE II
BASIC TRANSACTION
     2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, OrthoLogic hereby agrees to purchase from AzERx and AzERx hereby agrees to sell, transfer, convey, assign and deliver to OrthoLogic, free and clear of any Security Interest, all of the Acquired Assets at the Closing for the consideration specified in Section 2.4 below. The Acquired Assets shall mean all of the assets specified below in this Section and all other tangible and intangible assets owned by AzERx, other than the Excluded Assets, including, without limitation:
          (a) Tangible Assets. Subject to Section 2.2, all of the tangible assets of AzERx, including, without limitation, the items described in Exhibit E;
          (b) Inventory. All of the inventories and supplies of AzERx, as of the Closing Date (the “Inventory”);
          (c) Rights in AzTE Agreement. All of AzERx’s rights in, under and pursuant to and relating to the Option Agreement dated March 25, 2004, between Arizona Science and Technology Enterprises, LLC (“AzTE”) and AzERx, as amended, revised or supplemented in connection with the consummation of the transactions contemplated hereby (the “AzTE Option Agreement”), and any license or other agreement arising therefrom or pursuant thereto or contemplated thereby, as amended and restated in accordance with the terms of the side letter referred to in Section 6.1(b) of this Agreement (the “AzTE License” and together with the AzTE Option Agreement, the “AzTE Agreement”);
          (d) Rights in Washington University Agreement. All of AzERx’s rights in, under and pursuant to the Nonexclusive License Agreement between The Washington University and AzERx, dated August 1, 2004 (the “Washington University Agreement”);
          (e) Contracts. All of AzERx’s rights in, to and under the additional contracts set forth on Exhibit F, together with the AzTE Agreement and the Washington University Agreement, as well as such other contracts as AzERx may subsequently enter into prior to the Closing, which OrthoLogic shall elect to assume (the “Assumed Contracts”);
          (f) Intellectual Property. All of AzERx’s rights, title and interest in and to any Intellectual Property as of the Closing Date, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, rights to protection of interests therein under the laws of all jurisdictions and the right to sue for past infringement thereof; and
          (g) Miscellaneous. To the extent transferable, any and all approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies related to the Business. Subject to Section 2.2, any and all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, evaluations, study results, reports and other printed or written materials related to the Business.

     2.2 Excluded Assets. On and subject to the terms and conditions of this Agreement, the Parties hereby agree that OrthoLogic will not purchase and AzERx will retain all right, title and interest in and to the following (collectively, the “Excluded Assets”):
          (a) AzERx’s rights under this Agreement and any other agreement ancillary hereto and delivered by AzERx to OrthoLogic in connection herewith;
          (b) All of AzERx’s Cash;
          (c) AzERx’s bank accounts, checkbooks and cancelled checks;
          (d) AzERx’s insurance policies;
          (e) AzERx’s corporate charter (not including the corporate name), minute and stock record books, corporate seal, accounting records and tax returns;
          (f) All Notes and Accounts Receivable; and
          (g) the assets, if any, listed on Exhibit B.
     2.3 Assumption of Liabilities. At the Closing, on and subject to the terms and conditions of this Agreement, OrthoLogic hereby agrees to assume and become responsible for all of the Assumed Liabilities.
          (a) The Assumed Liabilities shall mean:
               (i) all liabilities, obligations and commitments of AzERx pursuant to or relating to the Assumed Contracts arising after the Closing Date;
               (ii) all liabilities, obligations and commitments of AzERx pursuant to or relating to the AzTE Agreement and the Washington University Agreement arising after the Closing Date; and
               (iii) the liabilities, if any, listed on Exhibit C.
          (b) Assumed Liabilities shall not include (by way of example and without limitation):
               (i) any Liabilities of AzERx not assumed as part of the Assumed Liabilities under Section 2.3(a) above;
               (ii) any Debt of AzERx not assumed as part of the Assumed Liabilities under Section 2.3(a) above;
               (iii) any Liability of AzERx for Taxes;
               (iv) any Liability of AzERx for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because AzERx is transferring the Acquired Assets);

               (v) any Liability of AzERx for the unpaid Taxes of any Person (other than AzERx) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;
               (vi) any obligation of AzERx to indemnify any Person by reason of the fact that such Person was a director, manager, officer, employee or agent of AzERx or was serving at the request of AzERx as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise, and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);
               (vii) any Liability of AzERx for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;
               (viii) any Liability or obligation of AzERx under this Agreement (or under any other agreement between AzERx on the one hand and OrthoLogic on the other hand entered into on or after the date of this Agreement); or
               (ix) any Liability or obligation of AzERx arising out of AzERx’s Employee Benefit Plans or severance agreements with its employees.
     2.4 Purchase Price. On and subject to the terms and conditions of this Agreement, OrthoLogic hereby agrees to pay to AzERx the following consideration (the “Purchase Price”):
          (a) on the Closing Date, OrthoLogic will pay to AzERx $390,000 in cash, payable by wire transfer or delivery of other immediately available funds; and
          (b) on the Closing Date, subject to Sections 2.5 and 2.6 hereof, OrthoLogic will issue and deliver to AzERx 1,325,000 shares of OrthoLogic Common Stock (the “Closing Date Shares”).
     2.5 Ancillary Documents.
          (a) On the Closing Date, OrthoLogic shall deposit in escrow with the Escrow Agent 10% of the Closing Date Shares, all of which will be held subject to and released in accordance with the Escrow Agreement.
          (b) On the Closing Date, OrthoLogic will have evidenced its agreement hereunder to register for resale the OrthoLogic Common Stock issued to AzERx as part of the Purchase Price in accordance with, and subject to, the terms and conditions specified in the Registration Rights Agreement in the form attached hereto as Exhibit G (the “Registration Rights Agreement”).
          (c) AzERx agrees that it will not resell or otherwise dispose of (except for distribution of Closing Date Shares to its stockholders) more than 10% of the Closing Date Shares, in any calendar month prior to the second anniversary of the Closing Date. AzERx further agrees that as a condition to the distribution of Closing Date Shares to AzERx’s stockholders in accordance with the terms hereof, AzERx shall cause each of Alyssa Panitch,

Colleen Brophy, Elizabeth Furnish, Terry Winters, Dennis Goldberg, Randolph Steer and Valley Ventures III, L.P., a Delaware limited partnership (each, a “Lockup Stockholder”) to first enter into a Lockup Agreement, pursuant to which each Lockup Stockholder will agree to resell no more than 10% of the Closing Date Shares received by such stockholder in any calendar month prior to the second anniversary of the Closing Date.
     2.6 The Closing. The closing of the purchase and sale transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Quarles & Brady Streich Lang LLP, located at One Renaissance Square, Two North Central Avenue, Phoenix, Arizona, 85004, commencing at 10:00 a.m. local time on February 28, 2006, or such other date as the Parties may mutually determine (the “Closing Date”).
     2.7 No Actions to Affect Tax Free Reorganization. The Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation §1.368-2(g), and to cause the transactions contemplated hereby to qualify as a “reorganization” under the provisions of Code §368(a)(1)(C). Neither party shall take any action that is inconsistent with the characterization of the transactions contemplated hereby, or would otherwise cause such transactions to fail to qualify as a “reorganization” within the meaning of Code §368(a)(1)(C). Notwithstanding the foregoing, no Party makes any representations as to the Tax consequences of the transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AZERX
     AzERx represents and warrants to OrthoLogic that the statements contained in this ARTICLE III are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). Except where an exhibit is provided for the disclosure of information required under this ARTICLE III, any disclosures to be made on the Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ARTICLE III. If a disclosure is not provided under a paragraph so numbered, it shall be presumed that AzERx has no such items to disclose in respect of the corresponding section.
     3.1 Organization of AzERx. AzERx is a corporation duly organized, validly existing and in good standing under the laws of Delaware. AzERx has no subsidiaries.
     3.2 Authorization of Transaction. AzERx has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, to the extent required by law or under the governing documents of AzERx, the board of directors of AzERx and AzERx’s stockholders have duly authorized the execution, delivery and performance of this Agreement by AzERx and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of AzERx, enforceable in accordance with its terms and conditions.

     3.3 Capital Stock. Section 3.3 of the Disclosure Schedule accurately and completely sets forth a complete list of AzERx’s capital structure by listing thereon the number of shares of capital stock of AzERx and rights to acquire such capital stock that are authorized and that are issued and outstanding. All of the issued and outstanding shares of capital stock of AzERx (a) are duly authorized, validly issued, fully paid and nonassessable, (b) free and clear of all mortgages, liens, pledges, Security Interests, charges, claims, restrictions and encumbrances of any nature whatsoever and defects of title whatsoever, (c) are held of record and beneficially owned as set forth on Section 3.3 of the Disclosure Schedule, and (d) were not issued in violation of the preemptive rights of any person or any agreement or laws, statutes, orders, decrees, rules, regulations or judgments of any governmental entity by which AzERx, at the time of issuance, was bound. Except as set forth in Section 3.3 of the Disclosure Schedule, no shares of capital stock of AzERx are reserved for issuance or are held as treasury shares, and except as disclosed on Section 3.3 of the Disclosure Schedule: (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or other similar interests of AzERx or that could require AzERx to issue, sell or otherwise cause to become outstanding any of its capital stock, other than as contemplated by this Agreement; (ii) there are no outstanding contracts or other agreements of AzERx or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of AzERx, or securities or obligations of any kind convertible into any shares of the capital stock of AzERx; (iii) there are no dividends which have accrued or been declared but are unpaid on the capital stock of AzERx; (iv) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to AzERx; and (v) there are no voting trusts or similar agreements relating to the voting of AzERx stock in effect with respect to AzERx.
     3.4 Noncontravention. Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (with or without notice or the lapse of time) will: (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, Lease, license, instrument or other arrangement to which AzERx is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets); (ii) accelerate, terminate, modify or cancel any contract or agreement related to the patents, patent rights, licenses or license rights underlying the AzTE Agreement and the Washington University Agreement; or (iii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which AzERx is subject or any provision of the charter, bylaws or resolutions of the Board of Directors or stockholders of AzERx. AzERx does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of, any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
     3.5 Brokers’ Fees. AzERx has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which OrthoLogic could become liable or obligated.

     3.6 Title to Assets. AzERx has good and marketable title to, or a valid license or leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for the Excluded Assets and properties and assets disposed of in the Ordinary Course of Business since the Most Recent Fiscal Year End. Without limiting the generality of the foregoing, AzERx has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.
     3.7 Financial Statements. Attached hereto as Exhibit H are the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheets and statements of income, as of and for the fiscal years ended December 31, 2004 and 2005 (the fiscal year ended December 31, 2005 being referred to herein as the “Most Recent Fiscal Year End”) for AzERx. The Financial Statements have been prepared in accordance with AzERx’s customary practices applied on a consistent basis throughout the periods covered thereby, (which are not in accordance with GAAP, due to absence of footnotes and customary accruals, among other things) present fairly in all material respects in accordance with such practices the financial condition of AzERx as of such dates and the results of operations of AzERx for such periods, are correct and complete in all material respects in accordance with such practices and are consistent with the books and records of AzERx (which books and records are correct and complete in all material respects).
     3.8 Events Subsequent to Fiscal Quarter ended December 31, 2005. Since December 31, 2005, there has not been any Material Adverse Change and no event has occurred or circumstances exist that may result in a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth in Section 3.8 of the Disclosure Schedule, since that date:
          (a) AzERx has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
          (b) AzERx has not entered into any agreement, contract, Lease or license (or series of related agreements, contracts, Leases and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;
          (c) no party (including AzERx) has accelerated, terminated, modified or cancelled any agreement, contract, Lease or license (or series of related agreements, contracts, Leases and licenses) involving more than $10,000 to which AzERx is a party or by which any of them is bound;
          (d) AzERx has not imposed any Security Interest upon any of its assets, tangible or intangible;
          (e) AzERx has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;
          (f) AzERx has not made any capital investment in, any loan to, or any acquisition of, the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;
          (g) AzERx has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $20,000 in the aggregate;
          (h) AzERx has not delayed or postponed the payment of accounts payable and other Liabilities involving more than $10,000 singly or $20,000 in the aggregate;
          (i) AzERx has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;
          (j) AzERx has not transferred, encumbered nor granted any license or sublicense of, any rights under or with respect to any Intellectual Property of AzERx;
          (k) AzERx has not licensed or entered into joint development agreements regarding any Intellectual Property owned by or licensed to AzERx, or incurred any material expense, entered into any material transaction or otherwise taken any action outside the Ordinary Course of Business;
          (l) there has been no change made or authorized in the charter or bylaws of AzERx;
          (m) AzERx has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
          (n) AzERx has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;
          (o) AzERx has not made any loan to, or entered into any other transaction with, any of its directors, officers, managers or employees;
          (p) AzERx has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
          (q) AzERx has not granted any increase in the base compensation of any of its directors, officers, managers or employees;
          (r) AzERx has not made any other change in employment terms for any of its directors, managers, officers or employees;
          (s) AzERx has not made or pledged to make any charitable or other capital contribution;

          (t) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving AzERx; and
          (u) AzERx has not committed to any of the foregoing.
     3.9 Undisclosed Liabilities. AzERx has no Liability (and there is to AzERx’s Knowledge no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability), except for Liabilities set forth in the Financial Statements or Section 3.9 of the Disclosure Schedule.
     3.10 Legal Compliance.
          (a) AzERx and its respective predecessors and Affiliates have complied in all respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.
          (b) Without limiting the generality of the foregoing Section 3.10(a), AzERx is currently in compliance with all applicable provisions of HIPAA and all regulations pertinent to HIPAA, including HIPAA regulations and requirements effective through the date of this Agreement.
     3.11 Pharmaceutical Regulation. Except as set forth in Section 3.11 of the Disclosure Schedule:
          (a) AzERx possesses all required registrations, licenses and other permits from the FDA, United States Drug Enforcement Administration (“DEA”), relevant foreign and state agencies, institutional review boards and any other relevant agencies to conduct its business as presently conducted;
          (b) To the extent applicable, AzERx is in compliance with the Prescription Drug Marketing Act, the Federal Controlled Substances Act, the Food, Drug and Cosmetic Act, as amended, applicable state, FDA, DEA and equivalent foreign or state agencies’ regulations, including, but not limited to, requirements for the receipt, security, inventory, and distribution of pharmaceutical products, and record-keeping and reporting requirements;
          (c) No regulatory agency forms, reports (including establishment, rating and inspection reports) or correspondence have been received by AzERx from or with the FDA, DEA or equivalent foreign or state regulatory agencies;
          (d) No warning letters, other regulatory letters, notices of violation, notices of hearing or adverse findings have been received by AzERx identifying potential violations of, or deviations from, FDA, DEA or equivalent foreign or state agency regulatory requirements;
          (e) No regulatory audits have been performed with respect to AzERx by any outside auditor; and

          (f) AzERx has not received any warning letter regarding potential adverse findings involving any drug that currently is or was at any time under development by AzERx, or any of AzERx’s Intellectual Property from the FDA or the equivalent state regulatory agency nor, to AzERx’s Knowledge is there any reasonable Basis for AzERx to receive a warning letter or other regulatory letter, other adverse regulatory communication or become named in an action, or civil or criminal investigation or action.
     3.12 Ethical Practices. Neither AzERx nor any representative thereof has offered or given, and to AzERx’s Knowledge, no Person has offered or given on their behalf, anything of value to: (i) any official of a governmental entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of a governmental entity; or (iii) any other Person, in any such case where such payment would violate any applicable law or ethical guideline or would constitute a bribe, kickback or illegal or improper payment to assist AzERx in obtaining or retaining business for, or with, or directing business to, any Person.
     3.13 Tax Matters.
          (a) AzERx has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by AzERx (whether or not shown on any Tax Return) have been paid. AzERx is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where AzERx does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets (whether Acquired Assets or Excluded Assets) of AzERx that arose in connection with any failure (or alleged failure) to pay any Tax.
          (b) AzERx has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
          (c) No stockholder, director or officer (or employee responsible for Tax matters) of AzERx expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of AzERx either (i) claimed or raised by any authority in writing or (ii) as to which any of the stockholders and the directors and officers (and employees responsible for Tax matters) of AzERx has Knowledge based upon personal contact with any agent of such authority. Section 3.13(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to AzERx for taxable periods since January 1, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. AzERx has delivered to OrthoLogic correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by AzERx since January 1, 2003.
          (d) AzERx has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) The unpaid Taxes of AzERx (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of AzERx in filing its Tax Returns.
          (f) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code Section 280G. AzERx has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. AzERx is not a party to any Tax allocation or sharing agreement. AzERx (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was AzERx) or (ii) has no Liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (g) Section 3.13(g) of the Disclosure Schedule sets forth the basis of AzERx in its assets as of the most recent practicable date.
          (h) AzERx will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law), (iii) any Intercompany Transaction (as defined in Treasury Regulation Section 1.1502-13) or any Excess Loss Account (as defined in Treasury Regulation Section 1.1502-19) (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (iv) any installment sale or open transaction made on or prior to the Closing Date or (v) as a result of any prepaid amount received on or prior to the Closing Date.
          (i) AzERx has not distributed stock of any Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
     3.14 Real Property.
          (a) AzERx has no Owned Real Property and has never had any Owned Real Property.
          (b) AzERx has no Leased Real Property and has never had any Leased Real Property.
     3.15 Intellectual Property.
          (a) AzERx owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary or desirable for the operation of the Business as presently conducted. Each item of Intellectual Property (including, specifically, the AzTE Agreement and the Washington University Agreement) owned or used by AzERx immediately prior to the Closing will be owned or available for use by OrthoLogic on identical terms and conditions immediately subsequent to the Closing. AzERx has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.
          (b) The AzTE Agreement and the Washington University Agreement have been executed and delivered by the relevant parties, are binding on such parties in accordance with their terms and are effective as of the date hereof.
          (c) AzERx has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and AzERx has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that AzERx must license or refrain from using any Intellectual Property rights of any third party) by AzERx. To AzERx’s Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of AzERx.
          (d) No patent or registration has been issued to AzERx with respect to any of its Intellectual Property, and no patent application or application for registration is pending with respect to any of its Intellectual Property. Section 3.15(d) of the Disclosure Schedule identifies each license, agreement or other permission which AzERx has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). AzERx has delivered to OrthoLogic correct and complete copies of all such licenses, agreements and permissions (as amended to date). Section 3.15(d) of the Disclosure Schedule identifies each trade name or trademark used in connection with the Business. With respect to each item of Intellectual Property required to be identified in Section 3.15(d) of the Disclosure Schedule:
               (i) AzERx possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;
               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;
               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to AzERx’s Knowledge, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and
               (iv) except as set forth in Section 3.15(d)(iv) of the Disclosure Schedule, AzERx has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.
          (e) Section 3.15(e) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that AzERx uses pursuant to license, sublicense, agreement or permission. AzERx has delivered to OrthoLogic correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.15(e) of the Disclosure Schedule, except as disclosed therein:

               (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable in accordance with its terms and in full force and effect;
               (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect (as assigned to OrthoLogic, including the AzTE Agreement and the Washington University Agreement) on identical terms following the consummation of the transactions contemplated by this Agreement;
               (iii) AzERx is not, and to AzERx’s Knowledge, no other party to the license, sublicense, agreement or permission is in breach or default thereof, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by AzERx, or to AzERx’s Knowledge, such other party, or permit termination, modification or acceleration thereunder by AzERx, or to AzERx’s Knowledge, such other party;
               (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;
               (v) with respect to each sublicense, the representations and warranties set forth in subsections 3.15(e)(i) through 3.15(e)(iv) above are true and correct with respect to the underlying license;
               (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;
               (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to AzERx’s Knowledge, is threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and
               (viii) AzERx has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission, which is currently in effect.
          (f) AzERx has delivered to OrthoLogic all reports, studies, opinions, evaluations, tests, research, studies and any other material from any source within AzERx’s Knowledge which AzERx reasonably believes would be a material factor in the evaluation of the validity and value of, and rights with respect to, the AzERx Intellectual Property.
     3.16 Tangible Assets. AzERx owns or leases the tangible assets set forth in Section 3.16 of the Disclosure Schedule, all of which are included in the Acquired Assets and does not own or lease any other material tangible assets. Each tangible asset listed in Section 3.16 of the Disclosure Schedule has been maintained in accordance with manufacturer’s suggested practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.
     3.17 Inventory. The Inventory of AzERx consists of seven (7) grams of AZX100.
     3.18 Contracts. Section 3.18 of the Disclosure Schedule lists the following contracts and other agreements to which AzERx is a party:

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;
          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to AzERx, or involve consideration in excess of $5,000;
          (c) any license, sublicense or other similar agreement entered into by AzERx or otherwise used in connection with any of AzERx’s Intellectual Property;
          (d) any agreement concerning a partnership or joint venture;
          (e) any agreement (or group of related agreements) under which AzERx has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;
          (f) any agreement concerning noncompetition and any agreement which will, or by its terms purports to, subject OrthoLogic to any non-disclosure or confidentiality obligations upon the consummation of the transactions contemplated in this Agreement;
          (g) any agreement with or involving any of AzERx’s stockholders and their Affiliates (other than AzERx);
          (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of AzERx’s current or former directors, officers or employees;
          (i) any collective bargaining agreement;
          (j) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation or providing severance benefits;
          (k) any agreement under which AzERx has advanced or loaned any amount to any of its directors, officers, or employees;
          (l) any agreements covering “work made for hire” as defined under the United States copyright laws, Title 17 of the United States Code, or any agreements with independent contractors;
          (m) any agreement under which the consequences of a default or termination could have a material adverse effect on the Business, financial condition, operations, results of operations or future prospects of AzERx;
          (n) any agreement for the cleanup, abatement or other actions in connection with any Environmental, Health and Safety Requirements, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study; and

          (o) any other agreement (or group of related agreements) the performance of which involves total annual consideration in excess of $5,000.
          (p) AzERx has delivered to OrthoLogic a correct and complete copy of each written agreement listed in Section 3.18 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.18 of the Disclosure Schedule. With respect to each such agreement that is an Assumed Contract: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) AzERx is not, and to AzERx’s Knowledge, no other party is, in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by AzERx, or, to AzERx’s Knowledge, by such other party, or permit termination, modification or acceleration by AzERx, or to AzERx’s Knowledge, any other party, under the agreement; and (iv) no party has repudiated any provision of the agreement.
     3.19 [Intentionally Omitted]
     3.20 Powers of Attorney. Except as provided in Section 3.20 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of AzERx.
     3.21 Insurance. AzERx does not have and has not maintained in the past, any insurance policies, including, without limitation, any policies providing property, casualty, health, liability or workers’ compensation coverage.
     3.22 Litigation. AzERx (i) has not been subject to any outstanding injunction, judgment, order, decree, ruling or charge, or (ii) has not been a party or, to AzERx’s Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. To AzERx’s Knowledge, there is no reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against AzERx.
     3.23 Product Claims. AzERx has never commercially manufactured, sold, leased, delivered or used any product and AzERx’s development activities with respect to products have been in conformity with all applicable contractual commitments, FDA and applicable institutional review board requirements and all express and implied warranties. AzERx has no Liability (and there is to AzERx’s Knowledge, no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against AzERx giving rise to any Liability) in connection therewith.
     3.24 Product Liability. AzERx has no Liability (and there is to AzERx’s Knowledge no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against AzERx giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased, delivered or used by AzERx.

     3.25 Employees. Section 3.25 of the Disclosure Schedule lists all of AzERx’s current employees. AzERx is not a party to nor is it bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. AzERx has not committed any unfair labor practice. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of AzERx.
     3.26 Employee Benefits. AzERx does not fund or administer and has not in the past, funded or administered any Employee Benefit Plan, including, without limitation, any Employee Pension Benefit Plan, Multiemployer Plan or Employee Welfare Benefit Plan.
     3.27 Guaranties. AzERx is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.
     3.28 Environmental, Health, and Safety Matters.
          (a) AzERx, its predecessors and its Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.
          (b) Without limiting the generality of the foregoing, AzERx, its predecessors and its Affiliates have obtained and complied with, and are currently in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Business. A list of all such permits, licenses and other authorizations is set forth in Section 3.28(b) of the Disclosure Schedule.
          (c) Neither AzERx, its predecessors nor its Affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations relating to any of them or AzERx’s facilities arising under Environmental, Health, and Safety Requirements.
          (d) None of the following exists at any property or facility owned or operated by AzERx: (1) underground storage tanks; (2) asbestos-containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills, surface impoundments or disposal areas.
          (e) Neither AzERx, nor any of its predecessors or its Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

          (f) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.
          (g) Neither AzERx, nor any of its predecessors or its Affiliates have expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.
          (h) No facts, events or conditions within AzERx’s Knowledge relating to the past or present facilities, properties or operations of AzERx or its respective predecessors or its Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any Liabilities relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.
     3.29 Certain Business Relationships With AzERx. Except as otherwise disclosed in Section 3.29 of the Disclosure Schedule, none of AzERx’s stockholders or their Affiliates has been involved in any business arrangement or relationship with AzERx within the past twelve (12) months (except as an employee, director, officer or consultant of AzERx), and none of AzERx’s stockholders or their Affiliates owns any asset, tangible or intangible, which is used in AzERx’s Business.
     3.30 Investment. AzERx (i) understands that the OrthoLogic Common Stock granted pursuant to the terms of this Agreement has not been registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring OrthoLogic Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof (except to its stockholders), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning OrthoLogic and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding OrthoLogic Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding OrthoLogic Common Stock, and (vi) is an Accredited Investor.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ORTHOLOGIC
     OrthoLogic represents and warrants to AzERx that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV.
     4.1 Organization of OrthoLogic. OrthoLogic is a corporation validly existing and in good standing under the laws of Delaware.
     4.2 Authorization of Transaction. OrthoLogic has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, to the extent required by law or under the governing documents of OrthoLogic, the board of directors of OrthoLogic has duly authorized the execution, delivery and performance of this Agreement by OrthoLogic and no further action is required to be taken by the stockholders of OrthoLogic to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of OrthoLogic, enforceable in accordance with its terms and conditions.
     4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (with or without notice or the lapse of time) will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which OrthoLogic is subject or any provision of the charter, bylaws or resolutions of the Board of Directors or stockholders of OrthoLogic, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which OrthoLogic is a party or by which it is bound or to which any of its assets is subject. OrthoLogic does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
     4.4 Capitalization.
          (a) The authorized capital stock of OrthoLogic consists of 100,000,000 shares of common stock, par value $.0005 per share, and 2,000,000 shares of preferred stock, par value $.0005 per share. As of February 14, 2006, there are outstanding 38,648,810 shares of OrthoLogic Common Stock and no other shares of capital stock of any other class.
          (b) Assuming the truthfulness and accuracy of the representations and warranties made by AzERx in ARTICLE III hereof, at the Closing, the shares of OrthoLogic Common Stock issued pursuant to Section 2.4(b) hereof will be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights of subscription or purchase. The authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of such person or entity having an equitable or beneficial interest in OrthoLogic.

     4.5 Reservation of Shares; Private Offering.
          (a) OrthoLogic will, prior to the Closing, in accordance with the terms hereof, have available shares of OrthoLogic Common Stock sufficient to deliver the Closing Date Shares.
          (b) Assuming the truthfulness and accuracy of the representations and warranties made by AzERx in ARTICLE III hereof; assuming the satisfaction of all information delivery requirements of the Parties set forth in Regulation D promulgated under the Securities Act; and upon receipt of evidence satisfactory to OrthoLogic from each stockholder of AzERx or person who has the right to acquire stock of AzERx at the time of AzERx’s approval of the Agreement and the transactions contemplated hereby, that each such stockholder or other person is an Accredited Investor or either alone or with a purchaser representative has such knowledge and experience in financial and business matters that such stockholder or such other person is capable of evaluating the merits and risks of the prospective investment contemplated in the Agreement (such evidence to include, but not be limited to, the execution and delivery of a purchaser suitability questionnaire and a purchaser representative questionnaire (if such stockholder or person is not an Accredited Investor), the form and substance of which shall be reasonably acceptable to OrthoLogic), no registration of the Closing Date Shares pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws will be required by the offer, sale and issuance of the Closing Date Shares to AzERx pursuant to the terms of the Agreement. OrthoLogic agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Closing Date Shares or any other securities of OrthoLogic so as to require the registration of the Closing Date Shares pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, unless such Closing Date Shares or other securities are so registered.
     4.6 Information.
          (a) In General. OrthoLogic had made available to AzERx each registration statement, schedule, report, proxy statement or information statement it has filed with the Securities and Exchange Commission since January 1, 2005 (collectively, the “OrthoLogic Reports”). The OrthoLogic Reports, at the time of filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein where necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since January 1, 2005, OrthoLogic has made all filings with the Securities and Exchange Commission in a timely manner as required by law and no event has occurred that requires an additional filing or any amendment to a prior filing.
          (b) Information Provided Under Confidential Disclosure Agreement. All of the information, data, documents and disclosures provided by OrthoLogic to AzERx pursuant to that certain Confidential Disclosure Agreement dated as of June 28, 2005, is true, correct and complete in all material respects.
     4.7 Brokers’ Fees. OrthoLogic has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, including any for which AzERx could become liable or obligated.

     4.8 Tax Matters.
          (a) It is the present intention of OrthoLogic to continue at least one significant historic business line of AzERx, or to use at least a significant portion of AzERx’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.
          (b) Neither OrthoLogic nor any related person under Section 1.368-1(e)(3) of the Treasury Regulations has a present plan or intention to, or will during the twelve months following the Closing Date, knowingly reacquire shares of OrthoLogic’s common stock from AzERx or AzERx’s stockholders, except in open market transactions through a broker.
          (c) OrthoLogic has no present plan or intention to sell or otherwise dispose of the Acquired Assets, except for: (i) dispositions made in the ordinary course of business; (ii) transfers described in Section 368(a)(2)(C) of the Code; (iii) transfers to any entity disregarded as an entity separate from OrthoLogic for federal income tax purposes under Section 301.7701-2(c)(2) of the Treasury Regulations; or (iv) other transfers permitted under Section 1.368-1(d) of the Treasury Regulations.
ARTICLE V
PRE-CLOSING COVENANTS
     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except for Section 5.8, which shall be completed prior to the execution of this Agreement), unless the Agreement is terminated earlier pursuant to ARTICLE VIII hereof.
     5.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VI below).
     5.2 Operation of Business. AzERx will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, AzERx will not (i) enter into or assume any material agreement, contract or instrument or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof; (ii) sell or dispose or otherwise grant any interests in any of the Acquired Assets, except consumption of supplies and sales or dispositions of finished goods in the Ordinary Course of Business; (iii) fail to comply in all material respects with all applicable Laws and orders of any court or federal, state, municipal or other governmental authority; or (iv) otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 3.8 above. In addition, AzERx shall use its reasonable commercial efforts to confer with OrthoLogic on all operational matters of AzERx that are of a material nature.
     5.3 Preservation of Business. AzERx will keep the Business and the properties related thereto substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, landlords, creditors, licensors, suppliers, customers, employees, agents and others having business relationships with AzERx. AzERx will comply in all respects with the requirements of the AzTE Agreement and the Washington University Agreement, and cause such agreements to remain in full force and effect, and not take any actions in contravention thereof.
     5.4 Preservation of Intellectual Property. AzERx will take all actions reasonably necessary or appropriate to protect its rights in its Intellectual Property.
     5.5 Full Access. AzERx will permit representatives of OrthoLogic to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of AzERx, to all premises, properties, personnel, books, records (including Tax records), prior study results, contracts and other documents and materials of or pertaining to AzERx.
     5.6 Notice of Developments. Each Party shall give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in ARTICLES III and IV hereof. No disclosure by either Party pursuant to this Section, however, shall be deemed to amend or supplement the Disclosure Schedule (in the case of AzERx) or to prevent or cure any misrepresentation, breach of warranty or breach of covenant of such Party.
     5.7 Exclusivity. Upon the execution of this Agreement by the Parties, AzERx shall immediately cease and desist and discontinue and cause to be terminated any and all existing activities with respect to any of the following and shall not, directly or indirectly (through any officer, director, former director, affiliate, employee, attorney, accountant, financial advisor, subsidiary, independent representative or independent agent or any other advisor or representative of AzERx), solicit, initiate, encourage or take any action to facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to or relate to an acquisition proposal by another party. From and after the date hereof, AzERx will not (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of AzERx (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. AzERx shall notify OrthoLogic promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.
     5.8 Stockholder Approval. AzERx shall promptly take all steps necessary to either: (i) cause a special meeting of its stockholders (the “Special Meeting”) to be duly called, noticed, convened and held as soon as practicable for the purposes of voting to approve this Agreement, the transactions contemplated hereby and all matters related thereto; or (ii) obtain sufficient written consent of its stockholders to approve and adopt this Agreement, the transactions contemplated hereby and all matters related thereto (the “Consent Action”). In connection with the Special Meeting or the Consent Action, the board of directors of AzERx shall recommend to the stockholders that the stockholders vote in favor of the approval of this Agreement, the transactions contemplated hereby and all matters related thereto, and the board of directors of

AzERx shall use reasonable commercial efforts to secure the required approval of the stockholders.
     5.9 Notices and Consents. AzERx will: (i) use its reasonable commercial efforts to give any required notices to third parties in connection with the transactions contemplated by this Agreement; (ii) use its reasonable commercial efforts to obtain any third party consents that OrthoLogic may reasonably require in connection with the matters referred to in Section 3.4 hereof or as may otherwise be required pursuant to this Agreement; and (iii) use its reasonable commercial efforts to take all other actions required to satisfy the closing conditions in Section 6.3 hereof. OrthoLogic will: (i) use its reasonable commercial efforts to give any required notices to third parties in connection with the transactions contemplated by this Agreement; and (ii) use its reasonable commercial efforts to fulfill all of the closing conditions in Section 6.4 hereof. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.4 and Section 4.3 hereof.
ARTICLE VI
CONDITIONS TO OBLIGATIONS TO CLOSE
     6.1 General Conditions to Execution of Agreement. The obligations of the Parties to execute and deliver this Agreement will be subject to the following conditions, unless waived in writing by both Parties:
          (a) The requisite majorities of AzERx stockholders and members of the AzERx Board of Directors shall have approved the Agreement and the transactions contemplated hereby, including, but not limited to, the sale of the Acquired Assets as contemplated herein;
          (b) AzTE, AzERx and OrthoLogic shall have entered into a side letter agreement, pursuant to which the parties thereby agree that, subject to and conditioned upon the Closing hereof and the assignment of the AzTE Agreement by AzERx to OrthoLogic pursuant thereto, the AzTE Agreement shall be amended and restated in the form attached to the side letter agreement, which form shall be acceptable to OrthoLogic and effective immediately upon the Closing without any additional execution, consent or other action by any party;
          (c) Each of Colleen Brophy, Alyssa Panitch and Elizabeth Furnish shall have entered into consulting agreements with OrthoLogic and intellectual property, confidentiality and non-disclosure agreements in the forms of Exhibit I, Exhibit J, and Exhibit K, respectively, to be effective on the Closing Date;
          (d) each of Alyssa Panitch, Colleen Brophy, Dennis Goldberg and Terry Winters shall have entered into Confidentiality and Noncompetition Agreements in the form attached hereto as Exhibit L; and
          (e) Each stockholder of AzERx or person who has the right to acquire stock of AzERx at the time of AzERx’s approval of the Agreement and the transactions contemplated hereby, shall have executed and delivered a purchaser suitability questionnaire and a purchaser representative questionnaire (if such stockholder or person is not an Accredited Investor), the form and substance of which shall be reasonably acceptable to OrthoLogic.
          (f) AzERx shall have delivered to OrthoLogic an estoppel letter addressed to OrthoLogic from The Washington University stating that, with respect to the Washington University Agreement, as of the date of this Agreement, AzERx is not in breach or default thereof, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, as well as such other representations reasonably requested by OrthoLogic.
     6.2 General Conditions to Closing. The obligations of the Parties to effect the Closing will be subject to the following conditions, unless waived in writing by both Parties:
          (a) no law or order will have been enacted, entered, issued, promulgated or enforced by any governmental entity at what would otherwise be the Closing Date that prohibits or materially restricts consummation of the transactions contemplated by this Agreement; and
          (b) OrthoLogic, AzERx, the Escrow Agent and the Representative shall have entered into the Escrow Agreement.
     6.3 Conditions to Obligation of OrthoLogic. The obligation of OrthoLogic to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following additional conditions (in addition to those set forth in Sections 6.1 and 6.2 above):
          (a) the representations and warranties of AzERx set forth in ARTICLE III hereof shall be true and correct in all material respects at and as of the Closing;
          (b) there shall not have occurred a Material Adverse Change with respect to AzERx;
          (c) AzERx shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;
          (d) AzERx shall have procured all of the third party consents required to be obtained by it as specified in Section 5.9 above;
          (e) AzERx shall have exercised its option under the AzTE Agreement, paid in full the option fee contemplated in the AzTE Agreement, and assigned the AzTE Agreement to OrthoLogic;
          (f) the Research Collaboration Agreement between Prolexys Pharmaceuticals, Inc. and Arizona State University, effective February 20, 2004 shall have been terminated pursuant to the terms thereof and shall be no longer in force and effect;
          (g) each of the Lockup Stockholders shall have entered into a Lockup Agreement substantially in the form attached hereto as Exhibit D;

          (h) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of OrthoLogic to own the Acquired Assets or to operate the former business of AzERx (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);
          (i) AzERx shall have delivered to OrthoLogic a certificate to the effect that each of the conditions specified in this Section 6.3 has been satisfied in all material respects;
          (j) OrthoLogic shall have received from counsel to AzERx an opinion in substantially the form set forth in Exhibit M attached hereto, addressed to OrthoLogic, and dated as of the Closing Date;
          (k) AzERx shall have delivered a Bill of Sale, and an assignment of all Assumed Contracts, including the AzTE Agreement and the Washington University Agreement; and
          (l) all actions to be taken by AzERx in connection with the consummation of the transactions contemplated hereby and, when executed and delivered by AzERx at the Closing, all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to OrthoLogic.
OrthoLogic may waive any condition specified in this Section 6.3 if it executes a writing so stating at or prior to the Closing.
     6.4 Conditions to Obligation of AzERx. The obligation of AzERx to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (a) the representations and warranties of OrthoLogic set forth in ARTICLE IV hereof shall be true and correct in all material respects at and as of the Closing;
          (b) there shall not have occurred a Material Adverse Change with respect to OrthoLogic;
          (c) OrthoLogic shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;
          (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);
          (e) OrthoLogic shall have delivered a stock certificate representing the Closing Date Shares to the Escrow Agent pursuant to the Escrow Agreement and stock certificates representing the remainder of the Closing Date Shares to the AzERx stockholders in such denominations as specified by AzERx prior to the Closing;
          (f) OrthoLogic shall have executed and delivered to AzERx a certificate to the effect that each of the conditions specified in this Section 6.4 has been satisfied in all material respects;
          (g) OrthoLogic shall have executed and delivered the Registration Rights Agreement;
          (h) AxERx shall have received from counsel to OrthoLogic an opinion in substantially the form set forth in Exhibit N attached hereto, addressed to AzERx and dated as of the Closing Date; and
          (i) OrthoLogic shall have delivered an assumption of all Assumed Contracts, including the AzTE Agreement and the Washington University Agreement, and Assumed Liabilities, in a form reasonably satisfactory to AzERx.
          (j) all actions to be taken by OrthoLogic in connection with consummation of the transactions contemplated hereby and, when executed and delivered by OrthoLogic at the Closing, all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to AzERx.
AzERx may waive any condition specified in this Section 6.4 if it executes a writing so stating at or prior to the Closing.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnity by AzERx. To induce OrthoLogic to enter into this Agreement and to consummate the transactions contemplated hereby, AzERx agrees that, subject to the limitations set forth in Section 7.3, from and after the Closing Date AzERx shall indemnify and hold OrthoLogic harmless from and against, and agrees to promptly defend OrthoLogic from and reimburse OrthoLogic for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys’ fees and other reasonable legal costs and expenses, including without limitation, those incurred in connection with any suit, action or other proceeding; provided, that attorneys’ fees and other legal costs and expenses incurred in connection with the implementation of the dispute resolution mechanisms contemplated in Section 7.5 shall not be included as indemnifiable expenses in this Section or in Section 7.2 hereof) (“Losses”) which OrthoLogic may at any time, subject to the terms of Section 7.3 hereof, suffer or incur, or become subject to, as a result of or in connection with:

          (a) any inaccuracy in or breach of any representation and warranty made by AzERx in this Agreement or in any closing document delivered to OrthoLogic in connection with this Agreement;
          (b) any breach by AzERx of, or failure by AzERx to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this ARTICLE VII);
          (c) the failure to discharge when due any Liability or obligation of AzERx other than the Assumed Liabilities, or any claim against OrthoLogic with respect to any such Liability or obligation or alleged Liability or obligation;
          (d) any claims by parties other than OrthoLogic to the extent caused by acts or omissions of AzERx on or prior to the Closing Date, including, without limitation, claims for damages which arise or arose out of AzERx’s operation of the Business or by virtue of AzERx’s ownership of the Acquired Assets on or prior to the Closing Date other than claims which are Assumed Liabilities;
          (e) any claims by third parties as to title for the Intellectual Property assigned to OrthoLogic as part of the Acquired Assets and any claims for royalty payments with respect thereto (other than royalty payments pursuant to the terms of any Assumed Contract); or
     7.2 Indemnity by OrthoLogic. To induce AzERx to enter into this Agreement and to consummate the transactions contemplated hereby, OrthoLogic agrees that, subject to the limitations set forth in Section 7.3, from and after the Closing Date, OrthoLogic shall indemnify and hold AzERx harmless from and against, and agrees to promptly defend AzERx from and reimburse it for, any and all Losses AzERx may at any time suffer or incur, or become subject to, as a result of or in connection with:
          (a) any inaccuracy in or breach of any representation and warranty made by OrthoLogic in this Agreement or in any closing document delivered to AzERx in connection with this Agreement;
          (b) any breach by OrthoLogic of, or failure by OrthoLogic to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this ARTICLE VII) or the Registration Rights Agreement;
          (c) OrthoLogic’s failure to pay, discharge and perform any of the Assumed Liabilities; or
          (d) any claims by parties other than AzERx to the extent caused by the acts or omissions of OrthoLogic after the Closing Date and not constituting a Liability excluded from the Assumed Liabilities.
     7.3 Provisions Regarding Indemnities.
          (a) Insurance Recoveries. The amounts for which an indemnifying party shall be liable under Sections 7.1 and 7.2 of this Agreement shall be net of any insurance proceeds actually received by the indemnified party in connection with the facts giving rise to the right of indemnification.
          (b) Termination of Rights to Indemnity. The right of the parties to receive indemnity as provided in Section 7.1 or 7.2 shall expire on the date that is 12 months (24 months in the case of the Registration Rights Agreement) after the Closing Date, except as to any claim for indemnity that has been described in a notice delivered to the other party pursuant to Section 7.4(a) or Section 7.4(c) of this Agreement prior to such time.
          (c) Rights on Termination. The termination under Section 7.3(b) of the rights of an indemnified party to receive indemnity shall not affect that person’s right to prosecute to conclusion any claim made by that person in accordance with this Agreement prior to the time that the relevant right of indemnity terminates.
          (d) Limitations on Liability of AzERx. The liability of AzERx under Section 7.1 of this Agreement shall be without deduction or limitation, except that (i) such liability shall be recoverable only if and to the extent that the cumulative Losses suffered by OrthoLogic exceed $25,000 and then only for the amount by which such Losses exceed $25,000 and (ii) such liability shall in no event exceed an amount equal to the escrow fund maintained pursuant to the Escrow Agreement and such liability shall be satisfied solely pursuant to Sections 7.3(f) and (g) of this Agreement and the Escrow Agreement, which, except in the case of fraud, willful misconduct or active concealment, shall be OrthoLogic’s sole and exclusive remedy.
          (e) Limitations on Liability of OrthoLogic. The liability of OrthoLogic under Section 7.2 of this Agreement shall be without deduction or limitation, except that such liability shall be recoverable only if and to the extent that the cumulative Losses suffered by AzERx exceed $25,000 and then only for the amount by which such Losses exceed $25,000.
          (f) General Limitations on Liability. Notwithstanding any provision of this Agreement to the contrary, except in the case of fraud, willful misconduct or active concealment, the liability of any Party under this ARTICLE VII shall not exceed an amount equal to the escrow fund maintained pursuant to the Escrow Agreement (for which purpose the Closing Date Shares shall be valued at the Closing Date Stock Price). AzERx may elect to satisfy any liability under this ARTICLE VII by delivering shares of OrthoLogic Common Stock to OrthoLogic, valued for this purpose at the Closing Date Stock Price.
          (g) Valuation of Shares Held in Escrow to Pay Indemnity by AzERx. For purposes of satisfying indemnification obligations under Section 7.1, each share of OrthoLogic Common Stock held pursuant to the Escrow Agreement shall be valued at the Closing Date Stock Price.
     7.4 Indemnification Procedure.
          (a) Notice. If an indemnified party shall claim to have suffered a Loss for which indemnification is available under Section 7.1 or 7.2, as the case may be, the indemnified party shall notify the indemnifying party in writing of such claim, which notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made. In the case of a claim by OrthoLogic, a copy of such written notice shall also be provided by OrthoLogic to the Escrow Agent if the Escrow Agreement is still in effect. In the event that within 45 days after the receipt by the indemnifying party of such a written notice from the indemnified party, the indemnified party shall not have received from the indemnifying party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the indemnifying party following receipt by the indemnifying party (and, in the case of a claim by OrthoLogic, the Escrow Agent) of a written notice from the indemnified party to such effect.
          (b) Resolution. If within the 45 day period described in paragraph (a) above the indemnified party (and, in the case of a claim by OrthoLogic, the Escrow Agent) shall have received from the indemnifying party a notice setting forth the indemnifying party’s objections to such claim and the indemnifying party’s reasons for such objection, then the parties shall follow the procedures set forth in Section 7.5 below with respect to the resolution of such matter.
          (c) Third-Party Claims.
               (i) Any indemnified party seeking indemnification pursuant to this ARTICLE VII in respect of any third-party claim shall give the indemnifying party from whom indemnification with respect to such claim is sought (A) prompt (but in any event no later than 45 days after such indemnified party has received notice of such third party claim) written notice of such third-party claim and (B) copies of all documents and information provided by the third party to the indemnified party in connection with such claim. The failure of the indemnified party to so notify or provide copies to the indemnifying party shall not relieve the indemnifying party from any liability to the indemnified party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such third-party claim.
               (ii) The indemnifying party shall have the right to participate in the defense of such claim and at its option to assume the defense thereof using counsel reasonably acceptable to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnified party may continue to participate in the defense of such claim, but, except as set forth in subsection (iii) below, the indemnifying party shall not be liable to the indemnified party under this ARTICLE VII for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense of such claim. If, following its assumption of the defense of a claim pursuant to this Section 7.4(c), the indemnifying party believes that the claim is not indemnifiable pursuant to Section 7.1 or Section 7.2, the indemnifying party shall promptly tender back to the indemnified party the defense of such claim. If the indemnifying party fails to assume or, if assumed, tenders back the defense of a claim pursuant to this Section 7.4(c) and thereafter concludes that it wishes to defend the claim, it shall be entitled to do so upon notice to the indemnified party of its decision; provided, however, that any assumption of defense pursuant to this sentence shall constitute an admission by the indemnifying party that the claim is indemnifiable pursuant to Section 7.1 or Section 7.2.
               (iii) Notwithstanding the foregoing, if: (A) the employment thereof is authorized by the indemnifying party in writing; (B) the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for the indemnified party to employ such counsel; or (C) the indemnifying party has failed to assume defense of such claim within 45 days after it receives written notice of such claim or to employ counsel reasonably satisfactory to the indemnified party; the indemnified party may notify the indemnifying party in writing that it elects to employ separate counsel (which counsel shall be reasonably acceptable to the indemnifying party) at the expense of the indemnifying party and the indemnifying party shall not have the right to assume the defense of such claim, except as provided for by the last sentence of Section 7.4(c)(ii). The indemnifying party shall not, in connection with one claim or substantially similar claims in the same jurisdiction arising out of the same or substantially similar facts, be liable for the reasonable fees and expenses of more than one firm of attorneys, which firm shall be designated in writing by the indemnified party. Nothing contained in this Section 7.4(c) shall in any way restrict the indemnified party’s ability to defend a claim and, if such claim is otherwise indemnifiable pursuant to the provisions of this ARTICLE VII, to recover all costs associated with such defense while the indemnifying party is considering whether to assume the defense of a claim tendered to it.
               (iv) Each indemnifying party and indemnified party shall use commercially reasonable efforts to cooperate with the other in the defense of such claim. The indemnifying party shall not be liable for the settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. No such claim shall be settled by the indemnifying party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. If a firm, written, bona fide offer is made by the third party to settle or resolve any third party claim and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (A) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for all further defense of, such claim; (B) the maximum liability of the indemnifying party relating to such claim shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party is greater than the amount of the proposed settlement; and (C) the indemnified party shall pay all attorneys’ fees and legal costs and expenses incurred after the rejection of such settlement, but if the amount thereafter recovered by the third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall also be entitled to reimbursement for such fees and costs up to a maximum equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.
     7.5 Dispute Resolution Mechanisms. As used in this Agreement, “Dispute” shall mean any post-Closing dispute or disagreement between AzERx or the Representative, as applicable, and OrthoLogic concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement.
          (a) Process. If a Dispute arises, the parties shall follow the procedures specified in Sections 7.5(b), 7.5(c), 7.5(d) and 7.5(e) of this Agreement.
          (b) Negotiations. The parties shall promptly attempt to resolve any Dispute by negotiations between AzERx or the Representative, as applicable, and OrthoLogic. AzERx or the Representative, as applicable, and OrthoLogic may give the other Party written notice of any Dispute not resolved in the normal course of business. AzERx or the Representative, as applicable, and OrthoLogic shall meet at a mutually acceptable time and place within ten (10) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Persons within thirty (30) calendar days of the disputing party’s notice, or if the parties fail to meet within such ten (10) calendar days, AzERx or the Representative, as applicable, or OrthoLogic may initiate mediation as provided in Section 7.5(c) of this Agreement. If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three (3) Business Days’ notice of such intention and may also be accompanied by legal counsel.
          (c) Mediation. If the Dispute is not resolved by negotiations pursuant to Section 7.5(b) of this Agreement, AzERx or the Representative, as applicable, and OrthoLogic shall attempt in good faith to resolve any such Dispute by nonbinding mediation. Either AzERx or the Representative, as applicable, or OrthoLogic may initiate a nonbinding mediation proceeding by a request in writing to the other party (the “Request”), and both parties will then be obligated to engage in a mediation. The proceeding will be conducted in Phoenix, Arizona in accordance with the then current mediation rules of the American Arbitration Association (“AAA”) applicable to commercial disputes, with the following exceptions:
               (i) if the parties have not agreed within thirty (30) calendar days of the Request on the selection of a mediator willing to serve, AAA, upon the request of either AzERx or the Representative, as applicable, or OrthoLogic, shall appoint a member from its panel of neutrals as the mediator; and
               (ii) efforts to reach a settlement will continue until the conclusion of the proceedings, which shall be deemed to occur upon the earliest of the date that: (w) a written settlement is reached; or (x) the mediator concludes and informs the parties in writing that further efforts would not be useful; or (y) AzERx or the Representative, as applicable, and OrthoLogic agree in writing that an impasse has been reached; or (z) is sixty (60) calendar days after the Request and none of the events specified in Sections 7.5(c)(ii)(w), (x), or (y) have occurred. No party may withdraw before the conclusion of the proceeding.
          (d) Submission to Arbitration. If a Dispute is not resolved by negotiation pursuant to Section 7.5(b) of this Agreement or by mediation pursuant to Section 7.5(c) of this Agreement within one hundred (100) calendar days after initiation of the negotiation process pursuant to Section 7.5(b) of this Agreement, such Dispute and any other claims arising out of or relating to this Agreement shall be resolved in a binding arbitration proceeding conducted by the AAA, employing its then current Commercial Dispute Resolution Procedures, or the equivalent arbitration rules of the AAA as may be in existence at such time. Such arbitration proceedings shall be held in Phoenix, Arizona, and all parties hereto waive any objection to that venue. Arbitration proceedings shall be conducted by a single arbitrator, appointed in accordance with the applicable AAA rules. The arbitrator shall render the award in writing, explaining the factual and legal basis for the decision as to each of the principal controverted issues, and the decision of the arbitrator shall be final and binding on the parties. The parties agree to submit to the jurisdiction of the courts in the State of Arizona, located in the County of Maricopa or the federal court for the District of Arizona and waive any objections with respect to jurisdiction or venue thereto, and the parties may make an application to such courts to enforce the arbitration procedures under this Section 7.5(d), to enter judgment on the arbitral award, or to enforce the arbitral award.
          (e) General Provisions Regarding Dispute Resolution.
               (i) Provisional Remedies. At any time during the procedures specified in Sections 7.5(b) or 7.5(c) of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 7.5.
               (ii) Tolling Statutes of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 7.5 are pending. The parties will take such action, if any, as is required to effectuate such tolling.
               (iii) Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.
               (iv) Extension of Deadlines. All deadlines specified in this Section 7.5 of this Agreement may be extended by mutual agreement between AzERx or the Representative, as applicable, and OrthoLogic.
               (v) Enforcement. The parties regard the obligations in this Section 7.5 to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Section 7.5 by either AzERx or the Representative, as applicable, or OrthoLogic, the other party may bring an action to seek enforcement of such obligations in the courts in the State of Arizona, located in the County of Maricopa, or the federal court for the District of Arizona and the parties hereto waive any objections with respect to jurisdiction or venue thereto.
               (vi) Costs. The parties shall pay: (i) their own costs, fees, and expenses incurred in connection with the application of the provisions of this Section 7.5 of this Agreement; and (ii) fifty percent (50%) of the fees and expenses of AAA and the mediator in connection with the application of the provisions of Section 7.5(c) of this Agreement.
               (vii) Replacement. If AAA is no longer in business or is unable or refuses or declines to act or to continue to act under this Section 7.5 of this Agreement for any reason, then the functions specified in this Section 7.5 of this Agreement to be performed by AAA shall be performed by another Person engaged in a business equivalent to that conducted by AAA as is agreed to by AzERx or the Representative, as applicable, and OrthoLogic (the “Replacement”). If AzERx or the Representative, as applicable, and OrthoLogic cannot agree on the identity of the Replacement within ten (10) calendar days after a Request, the Replacement shall be selected by the Chief Judge of the United States District Court for the District of Arizona upon application. If a Replacement is selected by either means, this Section 7.5 shall be deemed appropriately amended to refer to such Replacement.

     7.6 Representative. By approving this Agreement, the stockholders of AzERx shall be deemed to have irrevocably made, constituted and appointed Alyssa Panitch as their true and lawful attorney-in-fact to take all action required under this Agreement on behalf of them (such Person is referred to herein as the “Representative”), including without limitation: (a) to give and receive notices and communications; (b) to authorize delivery to OrthoLogic of OrthoLogic Common Stock from the Escrow Agent in satisfaction of claims by OrthoLogic; (c) to object to such deliveries; (d) to make claims on behalf of the stockholders of AzERx pursuant to this Agreement; (e) to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims; and (f) to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. OrthoLogic shall not be obligated to pay any compensation to Representative for his or her services. Notices or communications to or from the Representative shall constitute notice to or from each of the stockholders of AzERx.
     7.7 Exclusive Remedy. Except in the case of fraud, willful misconduct or active concealment or where a Party is entitled to injunctive relief or other equitable remedies, this ARTICLE VII shall constitute the exclusive remedy of each Party for any breach or nonperformance of any representation, warranty, covenant or other obligation under this Agreement and with respect to any other action or omission of each Party in connection herewith.
ARTICLE VIII
TERMINATION
     8.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:
          (a) OrthoLogic and AzERx may terminate this Agreement by mutual written agreement at any time prior to the Closing;
          (b) OrthoLogic may terminate this Agreement if AzERx has breached any representation, warranty or covenant contained in this Agreement in any material respect, OrthoLogic has notified AzERx of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach;
          (c) AzERx may terminate this Agreement if OrthoLogic has breached any representation, warranty or covenant contained in this Agreement in any material respect, AzERx has notified OrthoLogic of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach;
          (d) This Agreement may be terminated by OrthoLogic if the Closing has not occurred on or prior to February 24, 2006.
          (e) This Agreement will be terminated automatically without any action of any of the Parties if the Closing has not occurred on or prior to March 6, 2006. Notwithstanding the foregoing, the Parties may extend the termination date under this Section 8.1(e) by mutual agreement.

     8.2 Effect of Termination. If the Parties terminate this Agreement pursuant to Section 8.1(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party. If either Party terminates this Agreement pursuant to Section 8.1(b) through (e) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any Liability of any Party then in breach with respect to such breach).
ARTICLE IX
POST-CLOSING COVENANTS; MISCELLANEOUS
     9.1 Compliance with HIPAA Privacy Rules. In connection with the closing of the transactions contemplated by this Agreement, AzERx will transfer ownership of certain medical records to OrthoLogic. These medical records contain Protected Health Information (“PHI”), as defined in 45 C.F.R. §160.103. AzERx is permitted to disclose these medical records to OrthoLogic pursuant to 45 C.F.R. §164.501. OrthoLogic understands and acknowledges that these medical records contain PHI and that, upon consummation of the transactions contemplated by this Agreement, OrthoLogic will be the owner of the medical records and will be considered to be a Covered Entity under 45 C.F.R. Part 160 and Part 164, subparts A and E (the “HIPAA Privacy Rules”), and therefore will comply with applicable provisions of the HIPAA Privacy Rules.
     9.2 Covenant Not to Compete.
          (a) For the Non-Compete Term, AzERx will not engage directly or indirectly in any business involving the development of, or technology based in part upon, AZX100, any derivative thereof, any of the AzERx Intellectual Property, HSP20 and molecules based on the parent HSP20 entity that alter actin cytoskeletal dynamics, in the Non-Compete Area; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses.
          (b) “Non-Compete Term” shall mean a period of three years after the Closing Date, unless a court of competent jurisdiction finds such definition to be unenforceable, in which case “Non-Compete Term” shall mean a period of two years after the Closing Date, unless a court of competent jurisdiction finds such definition to be unenforceable, in which case “Non-Compete Term” shall mean a period of one year after the Closing Date.
          (c) “Non-Compete Area” shall mean any geographic area in which OrthoLogic conducts its business as of the Closing Date, unless a court of competent jurisdiction finds such definition to be unenforceable, in which case “Non-Compete Area” shall mean the United States of America, unless a court of competent jurisdiction finds such definition to be unenforceable, in which case “Non-Compete Area” shall mean the State of Arizona.
     9.3 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing.
     9.4 Confidentiality and Public Announcements. No Party shall issue nor permit any of its Affiliates, directors, officers, employees, representatives or agents to disclose, whether to employees, customers, suppliers or otherwise, any information relating to the subject matter of this Agreement prior to the earlier of: (i) the Closing; or (ii) the termination of this Agreement in accordance with ARTICLE VIII, without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (it being understood and agreed that each Party shall promptly provide the other party with copies of any such public disclosure and shall use best efforts to inform the other Party prior to making any such public disclosure).
     9.5 Material Nonpublic Information. The Parties hereby acknowledge that OrthoLogic has represented that (i) enrollment is complete in OrthoLogic’s Phase 3 trial in patients with unstable and/or displaced distal radius fractures (the “Phase 3 Trial”), (ii) the data relating to the Phase 3 Trial is currently being processed and, (iii) as of the date of this Agreement, OrthoLogic has no access to such data or any other non-public information relating to the results of the Phase 3 Trial. The Parties further acknowledge that OrthoLogic has advised AzERx that, subsequent to the execution of this Agreement, OrthoLogic will in the future have access to the data from the Phase 3 Trial for processing, analysis and evaluation and that once disclosed to the public in due course, the results of such data processing, analysis and evaluation will have a material effect on the price of OrthoLogic Common Stock. AzERx, by approval and execution of this Agreement, hereby agrees to assume the risk of investment in OrthoLogic Common Stock in light of the future events described in this Section 9.5 and the effects such events will have on the price of the Closing Date Shares received pursuant to this Agreement.
     9.6 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     9.7 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
     9.8 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing Date, no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that OrthoLogic may assign any or all of its rights and interests hereunder to one or more of its Affiliates.
     9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.
     9.10 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.11 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to AzERx:	AzERx, Inc.
Attn: Alyssa Panitch
3863 West Park Avenue
Chandler, AZ 85226

Phone: (480) 540-0204
Fax: (480) 965-0037
Email: Alyssa.panitch@asu.edu

Copy to:

Osborn Maledon PA
Attn: William M. Hardin
2929 N. Central Ave., Ste. 2100
Phoenix, AZ 85012

Phone: 602-640-9322
Fax: 602-640-6068
Email: whardin@omlaw.com

If to OrthoLogic:	OrthoLogic Corp.
Attn: James M. Pusey, M.D.
1275 West Washington Street
Tempe, AZ 85281

Phone: (602) 286-5520
Fax: (602) 470-7080
Email: jpusey@olgc.com

Copy to:

Quarles & Brady LLP
Attn: Steven P. Emerick
Two North Central Avenue
Phoenix, AZ 85004

Phone: (602) 230-5517
Fax: (602) 417-2980
Email: emerick@quarles.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.
     9.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by OrthoLogic and AzERx. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     9.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     9.15 Expenses. Each of OrthoLogic and AzERx shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     9.16 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
     9.17 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     9.18 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7.5 above), in addition to any other remedy to which it may be entitled, at law or in equity.
     9.19 Bulk Transfer Laws. OrthoLogic acknowledges that AzERx will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
[Signature page follows]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ORTHOLOGIC:

OrthoLogic Corp., a Delaware corporation

/s/ James M. Pusey

By: James M. Pusey, M.D.

Title: President and Chief Executive Officer

AZERX:

AzERx, Inc., a Delaware corporation

/s/ Colleen M. Brophy

By: Colleen M. Brophy, M.D.

Title: Chief Executive Officer
[Signature page to Asset Purchase Agreement and Plan of Reorganization]